EXHIBIT 10.4

Aceto Corporation Severance Policy and Summary Plan Description

1.0 Purpose

The purpose of this Policy is to set forth the severance payment guidelines of Aceto Corporation (the “Company”) in the event of involuntary terminations of United States-based employees.  For subsidiaries outside of the United States, the Company will follow the local country policy, if any, as it relates to severance payments.

This Policy does not guaranty that an employee who has been terminated on an involuntary basis will receive severance pay or benefits. Severance pay or benefits (if any) will be made at the Company’s sole discretion in an amount up to the amount set forth in these guidelines.

Nothing in this Policy shall be deemed an agreement, consideration, inducement or condition of employment, nor shall the rights or obligations of the Company or its subsidiaries, or any employee employed by the Company or its subsidiaries, to continue or terminate employment at any time be affected hereby.

This Policy is effective with respect to employees who terminate employment on or after September 20, 2011.

This document also serves as the Summary Plan Description for this Policy. This Summary Plan Description describes the rights, obligations and benefits of employees who are eligible to participate in this Policy and contains certain additional information about the Company and the rights of Policy participants under the Employee Retirement Income Security Act of 1974, as amended (ERISA).

2.0 Eligibility for Severance

To be considered for severance, a United States-based employee must have (a) completed one year of continuous, full time employment with the Company or its subsidiaries; and (b) incurred a Qualifying Event.

Notwithstanding the foregoing, in no event shall the following persons be eligible to receive severance pay or benefits pursuant to this Policy:

(i) any employee whose employment with the Company or its subsidiaries is subject to the terms of a written employment agreement or contract, unless such agreement or contract specifically provides that such employee is eligible to participate in this Policy;

(ii) any employee who is covered by a collective bargaining agreement; and

(iii) any individual who is classified by the Company or its subsidiaries as a consultant or independent contractor or is on the payroll of a leasing or staffing organization, regardless of any subsequent or retroactive reclassification of his or her employment status.

3.0 Qualifying Events

A Qualifying Event is defined as an involuntary and permanent termination of employment initiated by the Company or its subsidiaries that is not related to the employee’s own action(s). Examples of such events include, but are not limited to, terminations due to permanent layoff, economic reasons, reductions-in-force, plant closings and restructurings.

The following are examples of circumstances that are considered voluntary and DO NOT constitute a Qualifying Event. This list is not intended to be all-inclusive.

●	Resignation;
●	Retirement;
●	Termination of employment for cause;
●	Disability;
●	Failure to return to work following a leave of absence;
●	Death;
●	Asset sale, merger, consolidation or other corporate transaction or combination after which the employee is offered employment on comparable terms.

The Qualifying Event Date is the date that the individual’s employment ceases.

Determinations with respect to eligibility to receive a severance payment will be made by a committee (the “Severance Committee”) comprised of the Company’s Chief Executive Officer, Chief Financial Officer and Vice President, Human Resources. The Vice President, Human Resources will make recommendations to the Severance Committee with respect to eligibility to receive a severance payment and the calculation of such payment, if any.  Severance at the Vice President level and above requires the additional approval of the Chairman of the Board and the Compensation Committee of the Board of Directors. All questions for the Severance Committee shall be directed to the Vice President, Human Resources.

4.0 Severance Calculation Guidelines

If the Severance Committee determines to pay severance to an employee, the following guidelines will be used by the Severance Committee to determine the amount of a severance payment(s).

Date of Hire: Severance pay is calculated using the employee’s most recent date of hire. Periods of temporary employment or consulting service are not counted in calculating severance pay.

The annual base salary of the employee as in effect on the Qualifying Event Date will be used to determine the amount of the employee’s severance. For purposes of this Policy, a week of base salary means 1/52nd of the employee’s annualized base salary and excludes overtime, bonuses, commissions, special premiums and allowances.

4.1 Vice President and Above

Twelve (12) weeks of base salary, plus two (2) additional weeks for each year of service, up to a maximum of fifty-two (52) weeks of base salary.

4.2 Exempt (below Vice President level)

Eight (8) weeks of base salary, plus two (2) additional weeks for each year of service, up to a maximum of twenty-six (26) weeks of base salary.

4.3           Non-Exempt Staff

Eight (8) weeks of base salary, plus one (1) additional week for each year of service, up to a maximum of twenty-six (26) weeks of base salary.

All severance payments shall be subject to applicable federal, state and local tax withholdings.

5.0           Severance Conditioned on Execution and Effectiveness of Release and Compliance with Restrictive Covenants

In order to be eligible to receive severance pay and/or benefits, an employee must execute and deliver to the Company a Waiver and Release Agreement form, acceptable to the Company, on or within such period of time as is specified in the Waiver and Release Agreement, and the Waiver and Release Agreement must become effective. Among other things, the Waiver and Release Agreement will include a general release of the Company and its subsidiaries, shareholders, officers and directors, among others, from all liability, and covenants relating to the protection of the property and information of the Company and its subsidiaries, and may include post-employment covenants against solicitation of employees, agents and tenants/customers/clients of Company and its affiliates and/or competition with Company and its affiliates and such other terms deemed necessary or appropriate by the Company for its or its subsidiaries’ protection.  If an employee violates the terms of any of the covenants contained in the Waiver and Release Agreement, any remaining severance payments and benefits due under this Policy shall be discontinued and forfeited.

6.0           Time and Form of Payment

The severance pay amount under Section 4.0 shall be paid in installments over the number of weeks of base salary used to calculate such severance pay, in accordance with the Company’s normal payroll practices.  Notwithstanding the preceding sentence, the Company may, in its sole discretion, pay all or some of the severance pay amount under Section 4.0 in one single cash sum as soon as practicable after the Waiver and Release Agreement becomes effective.

7.0           Health Insurance

An employee who receives severance payments through salary continuation and who was a participant in the Company’s health insurance plan at the time of his/her separation shall, to the extent permitted by applicable law, continue to be covered under the Company’s health insurance plan (at active employee rates) for a period of the shorter of (a) ninety (90) days, or (b) through the end of their salary continuation period and the Company shall deduct the appropriate employee premiums from their salary continuation payments.

Employees that receive severance payments by lump sum payment will be terminated from the employer group health plans as of their Qualifying Event Date.

An employee participating in the health insurance plan who loses health insurance coverage will have the right to choose to continue group health benefits, for a specified time, pursuant to COBRA. Qualified individuals will be required to pay the entire premium for coverage including a 2% administrative fee (in accordance with COBRA).

8.0 Miscellaneous

8.1 No Employment Rights.

Nothing in this Policy shall confer on any employee any right to be retained in the employ of the Company or its subsidiaries for any specific period or interfere in any way with the right of the Company or its subsidiaries to terminate the employment of any such employee at any time for any reason (or no reason).  Moreover, the fact that a former employee has failed to qualify for a benefit under this Policy shall not rescind or otherwise affect in any manner whatsoever the employee’s termination of employment from the Company or its subsidiaries, and such failure to qualify for a benefit shall not establish any right of any kind or description whatsoever (i) to a continuation or to a reinstatement of employment with the Company or its subsidiaries or (ii) to receive any payment from the Company or its subsidiaries in lieu of such benefit.

8.2 Reemployment

In the event that an employee becomes reemployed by the Company or any of its subsidiaries after having received a severance pay benefit pursuant to this Policy such employee will not thereafter receive credit under this Policy with respect to a period of prior employment for which a severance benefit had previously been paid and any remaining severance payments due hereunder to such employee shall be discontinued and forfeited.

8.3 Payment Offsets

Any amount of severance payable to an employee under this Policy shall be reduced by any outstanding debt or other amount owed by the employee to the Company or its subsidiaries, including but not limited to any loans granted by the Company or its subsidiaries, premiums for medical or other insurance coverage, advanced vacation pay or salary or expense advances.

8.4 Integration with Other Benefits or Notice Requirements

The benefit provided for in this Policy is the maximum benefit that the Company will pay for severance.  To the extent that federal, state or local law (including any applicable plant closing law, such as the Worker Adjustment and Retraining Notification Act) requires the Company or its subsidiaries to make a payment or provide advance notice to an employee because of that employee’s involuntary termination, the benefit payable under this Policy shall be reduced.

8.5 Source of Benefits; No Assignment; Binding Effect

All benefits paid to a terminated employee under this Policy shall be paid from the general assets of the Company, and the status of the claim of a person to any benefit shall be the same as the status of a claim against the Company by any general unsecured creditor.  No employee shall have the right to alienate, assign, commute or otherwise encumber his or her benefit under this Policy for any purpose whatsoever, and any attempt to do so shall be disregarded completely as null and void.  The provisions of this Policy shall be binding on each employee (and on each person who claims a benefit under any such person) and on the Company.

8.6 No Affect on Other Benefit Plans

Nothing contained in this Policy shall impede, impair or affect the Company’s right, at any time and from time to time, with or without notice, to amend, modify, supplement or terminate, in whole or in part, any or all of its benefit plans, policies, practices or arrangements.

8.7 Section 409A

This Policy is intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), by virtue of satisfying one or more of the coverage exceptions contained in the Treasury Regulations promulgated thereunder (including, without limitation, the “separation pay” exception set forth in Treasury Regulation §1.409A-1(b)(9)(iii)). This Policy shall be administered, interpreted and construed in a manner consistent therewith and each payment hereunder that is part of a series of payments shall be deemed a separate payment for purposes of Section 409A. Accordingly, unless another exception to Section 409A coverage applies, in no event shall the severance pay provided to any employee under this Policy exceed the maximum amount permitted to be paid under Treasury Regulation §1.409A-1(b)(9)(iii)(A) (i.e., two (2) times the lesser of (i) the employee’s annualized compensation, or (ii) the maximum amount that may be taken into account under Section 401(a)(17) of the Code for the year of separation (i.e., $245,000 for 2011)).

8.8 ERISA

The Company intends this Policy to constitute part of a “welfare plan” under ERISA and this Policy shall be construed in a manner consistent therewith.

8.9 Construction

This Policy shall be construed in accordance with the law of the State of New York (without giving effect to its conflicts of law provisions) to the extent not preempted by ERISA. Headings and subheadings have been added only for convenience of reference and shall have no substantive effect.

9.0 Policy Modification or Termination

The Company retains the right to change, modify, suspend, interpret, cancel or terminate in whole or in part this Policy or any of the published or unpublished severance policies or practices of the Company, without advance notice, in its sole discretion, without having to give cause or justification to any employee.

10.0 Claims Procedure

If you are an eligible employee, you will be notified that you will receive benefits without having to make a formal claim for benefits.  However, you may make a request for any benefits to which you may be entitled.  Any such request must be made in writing, and must be made to the Plan Administrator within thirty (30) days of being advised of your termination of employment or within thirty (30) days of the date you are advised of the amount of the benefit or that you will not receive a benefit. (See Article 12.0, “General Information” below for forwarding address.) The Company is the Plan Administrator of the Plan and all inquiries regarding the Plan should be directed to the Vice President, Human Resources.

Your request for benefits will be considered a claim for benefits and it will be subject to a full and fair review. If your claim is wholly or partially denied, the Plan Administrator will furnish you with a written notice of this denial.  This written notice will be provided to you within a reasonable period of time, generally sixty (60) days, after the receipt of your claim by the Plan Administrator.  The written notice will contain the following information:

1           the specific reason or reasons for the denial;
2           specific reference to those provisions on which the denial is based;
3           a description of any additional information or material necessary to perfect your claim and an explanation of why such material or information is necessary; and
4           appropriate information as to the steps to be taken if you wish to submit your claim for appeal.

If notice of the denial of a claim is not furnished to you in accordance with the time frame specified above, your claim shall be deemed denied.  You will then be permitted to proceed to the appeal stage described in the following paragraph.

If your claim has been denied, and you wish to submit your claim for appeal, you must follow the Claims Appeal Procedure. The Claims Appeal Procedure is as follows:

1           Upon the denial of your claim for benefits, you may file your claim for review of that decision, in writing, with the Plan Administrator.
2           YOU MUST FILE THE CLAIM FOR REVIEW NO LATER THAN SIXTY (60) DAYS AFTER YOU HAVE RECEIVED WRITTEN NOTIFICATION OF THE DENIAL OF YOUR CLAIM FOR BENEFITS.
3           You may review all pertinent documents relating to the denial of your claim and submit any issues and comments, in writing, to the Plan Administrator.
4           Your claim for appeal will be given a full and fair review by the Plan Administrator.  If your claim is denied, the Plan Administrator must provide you with written notice of this denial within sixty (60) days after the Plan Administrator’s receipt of your written appeal.  There may be times when this sixty (60) day period may be extended.  This extension may only be made, however, where there are special circumstances. If there is an extension, a decision shall be made as soon as possible, but not later than one hundred twenty (120) days after the receipt of your appeal.
5           The decision on appeal of your denied claim will be communicated to you in writing and shall include specific references to the pertinent provisions on which the decision was based.

If the decision on appeal is not furnished to you within the time limitations described above, your claim shall be deemed denied on appeal.

11.0           Statement of ERISA Rights

You are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974, also called ERISA.  ERISA provides you will be entitled to:

1. examine, without charge, at the Plan Administrator’s office and at other specified locations such as worksites and union halls (see Article 12.0 “General Information” below) all documents concerning the Plan of which this Policy is a part, including:

●	insurance contracts,
●	collective bargaining agreements, and
●	copies of all documents filed with the U.S. Department of Labor, such as detailed annual reports and Summary Plan Descriptions;

2. obtain copies at a reasonable charge of all Plan documents and other Plan information upon written request to the Plan Administrator; and

3. receive a summary of the annual financial report, which the Plan Administrator is required by law to furnish to Plan participants.

In addition to creating rights, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan, called “fiduciaries”, have a duty to do so prudently and in the interest of you and other eligible employees.  No one, including your employer, your union, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit or exercising your rights under ERISA.

If your claim for a benefit is denied in whole or in part, you must receive a written explanation of the reason for the denial. You have the right to have the Plan Administrator review and reconsider your claim. (See Article 10.0, “Claims Procedure,” above.)

Under ERISA, there are steps you can take to enforce the above rights.  For instance, if you request materials from the Plan Administrator and do not receive them within 30 days, you may file suit in a federal court.  In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110.00 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.

If you have a claim for benefits which is denied, in whole or in part, you may file suit in a state or federal court.

If you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court.  The court will decide who should pay court costs and legal fees.  If you are successful, the court may order the person you have sued to pay these costs and fees.  If you lose, the court may order you to pay these costs and fees if, for example, it finds your claim is frivolous.

If you have any questions about this statement, or about your rights under ERISA, you should contact the nearest office of the U.S. Department of Labor listed in your telephone directory or the Division of Technical Assistance and Inquiries, Pension and Welfare Benefits Administration,

U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, DC  20210.  You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Pension and Welfare Benefits Administration.

12.0           General Information

There is certain general information which you may need to know about the Plan of which this Policy is a part.  This information has been summarized for you in this section.

12.1           General Information About the Policy and the Plan

●	The full name of the Plan is the Aceto Corporation health and welfare plan (the “Plan”).
●	The Company has assigned number 501 to the Plan. This number is used for government reporting purposes.
●	The provisions of the Plan relating to this Policy are effective as of September 20, 2011, which is called the Effective Date of the Policy.

12.2           Company Information

The Company’s name, address, and employer identification number are:
 Aceto Corporation 4 Tri Harbor Court Port Washington, NY 11050
 EIN: 11-1720520

12.3           Plan Administrator Information

The Company is the Plan Administrator of the Plan (except with regard to items specifically required by this Policy to be determined by the Severance Committee).  The Plan Administrator keeps the records for the Plan and is responsible for the administration of the Plan.

12.4           Service of Legal Process
Service of legal process may be made upon the Plan Administrator.